EXHIBIT 10.1

                         DEBENTURE SETTLEMENT AGREEMENT

     This Debenture Settlement Agreement (hereinafter, this "Agreement") is made and entered into on this 2nd day of December 2010, by and between Calais Resources, Inc., a corporation organized under the laws of British Columbia ("Calais"), and Lynn Martin ("Martin"). Calais and Martin are collectively referred to as the "Parties."

                                   RECITALS

     A. Calais is a publicly-held company based in Littleton, Colorado, with properties in Boulder County, Colorado and Nye County, Nevada, which has obligations to file reports and disclosure information with the British Columbia Securities Commission ("BCSC") and the United States Securities and Exchange Commission ("SEC").

     B. Martin holds a convertible debenture issued by Calais in the amount of CDN$ 1,103,214 and the Parties would like to settle this debenture.

     NOW, THEREFORE, in consideration of the following covenants and promises and for other valuable consideration, this Agreement is entered into by the Parties.

                                   AGREEMENT


     1. Convertible Debenture. The Parties agree that Martin holds a convertible debenture issued by Calais in the amount of CDN$ 1,103,214 which is due May 31, 2011.

     2. Pay-off Terms. Martin agrees to accept as full payment for the debenture the amount of CDN$ 110,322, which shall be paid by Calais with four quarterly payments of CDN$ 27,580.50, with the first payment due on December 15, 2010, and the three remaining payments due on March 15, 2011, June 15, 2011, and September 15, 2011. Once the final payment is made, Martin shall deliver the original convertible debenture back to Calais. If all four payments are not made when due or within a ten day grace period, this settlement will be null and void and any payments made will be applied to reduce the principal amount of the debenture.

     3.   Representations and Warranties.

          (a)  Calais.  Calais represents and warrants to Martin as follows:

               (i) Calais is a corporation in good standing in British Columbia and is qualified to conduct business in the state of Colorado.

               (ii) The person executing this Agreement on behalf of Calais is its president. Calais has authorized its president to sign this Agreement on its behalf, and has further authorized such officer to deliver this Agreement to Martin and intends to be bound by this Agreement in accordance with its terms.

                (iii) To the extent that Calais has stated any fact in this Agreement, Calais (acting through and based on the knowledge of its president) believes such fact to be true and correct in all material respects.

          (b)  Martin.  Martin represents and warrants to Calais as follows:

               (i) To the extent that this Agreement states or sets out any matters of fact with respect to the rights, interests, claims or obligations of Martin, such statements of fact are true and correct in all material respects.

     4. Costs and Expenses. The Parties shall each be responsible to pay their own attorneys' fees and other costs and expenses incurred in connection with the negotiation and drafting of this Agreement.

     5. Governing Law; Jurisdiction. This Agreement shall be governed by the laws of Colorado except to the extent that the laws of British Columbia govern the validity of the outstanding shares of Calais common stock and debentures. Each of the Parties consents to the jurisdiction of the federal courts whose district encompass any part of the City of Denver, Colorado, or the state courts of the City and County of Denver, Colorado, in connection with any law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. Each of the Parties agree that service in person or by certified or registered U.S. Mail to their respective last known address shall constitute valid and personam service upon such Party in any action or proceeding with respect to any matter as to which such Party has submitted to jurisdiction hereunder.

     6. Integrated Agreement. This Agreement constitutes a single integrated contract expressing the entire agreement of the Parties with respect to the subject matter hereof, compromising any and all rights and obligations of the Parties, without exception, and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. This Agreement may be amended or modified only by an agreement in writing signed by the Parties. The failure by a Party to declare a breach or otherwise to assert its rights under this Agreement shall not be construed as a waiver of any right the Party has under this Agreement.

     7. Confidentiality. The Parties agree that this Agreement shall remain confidential between and among the Parties except as required to be disclosed under applicable law, governmental regulation or pursuant to judicial order or decree.

     8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9. Notices. All written notices required by this Agreement or any document delivered pursuant hereto or as contemplated herein, must be delivered to the following addresses (or to such other addresses as may be supplied by a Party) by a means evidenced by a delivery receipt and will be effective upon receipt.

     If to Calais:

          8839 West Crestline Dr.
          Littleton, CO  80123
          Attn:  Dave Young, President

     If to Martin:

          1601-1185 Quayside Drive
          New Westminster British Columbia
          Canada  V3M 6T8

     10. Survival. The Parties agree that the obligations, representations and warranties contained herein shall indefinitely survive the execution of this Agreement, the delivery of all documents hereunder, and the completion of the transactions contemplated herein.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above mentioned above.

CALAIS RESOURCES, INC.


By/s/ David K. Young
  David Young, President

STATE OF COLORADO       )
                        ) ss.
COUNTY OF ARAPAHOE      )

     Subscribed, sworn to, and acknowledged before me by David Young, as President for and on behalf of Calais Resources, Inc., on this 15th day of December 2010.

     Witness my hand and official seal.

     My commission expires: 6/24/2014


[ S E A L ]                             Susan L. Beeck
                                        Notary Public



/s/ Lynn Martin
Lynn Martin, Individually

PROVINCE OF B.C.         )
                         ) ss.
CITY OF NEW WESTMINSTER  )

     Subscribed, sworn to, and acknowledged before me by Lynn Martin, individually, on this 2nd day of December 2010.

     Witness my hand and official seal.

     Permanent Commission.


[ S E A L ]                             /s/ Garry I. Gracey
                                        Notary Public